Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration Number 333-260565

Intensity THERAPEUTICS

# A NEW WEAPON IN THE WAR ON CANCER

Directly killing tumors to activate a patient-specific immune response

Treating all stages of cancer

January 2022

# SAFE HARBOR AND FORWARD-LOOKING STATEMENTS

Intensity Therapeutics, Inc. (the "Company" or "we") has filed a registration statement, including a preliminary prospectus, with the U.S. Securities and Exchange Commission (the "SEC") (File No. 333-260565) in connection with the offering to which this presentation relates. Sales of the securities of the Company offered pursuant to the registration statement may not be made or offers for such securities accepted prior to the registration statement becoming effective. Before you invest, you should read the registration statement, the preliminary prospectus included within the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You can obtain a copy of the preliminary prospectus for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company will arrange to send you the preliminary prospectus, which you may request by emailing jwesolowski@intensitytherapeutics.com.

This presentation may not be reproduced, forwarded to any person or published, in whole or in part. The Company is not soliciting offers to buy securities of the Company in any jurisdiction where the offer or sale is not permitted. This presentation contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including statements regarding the development and regulatory status of our product candidates, such as statements with respect to our lead product candidate INT230-6, and the timing of clinical trials and data from those trials for our product candidates, and our discovery programs that may lead to our development of additional product candidates, the potential utility of our technology and therapeutic potential of our product candidates, the potential commercialization of any of our product candidates, and the sufficiency of our cash resources. All statements, other than statements of historical facts, contained in this presentation, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "might," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of various risks and uncertainties, including but not limited to: whether we will be able to successfully conduct Phase 1, 2 or 3 clinical trials for INT230-6, whether we complete other clinical trials for our product candidates, whether we receive results from our clinical trials on our expected timelines, or at all, whether our cash resources will be sufficient to fund our foreseeable and unforeseeable operating expenses and capital expenditure requirements on our expected timeline, whether the COVID-19 pandemic impacts our operations, and other factors included in the "Risk Factors" section of the Company's filings with the SEC in the future. Any of these outcomes could cause our actual results to differ from those contained in the forward-looking statements of the Company's filings with the SEC.

The forward-looking statements contained in this presentation reflect our current views as of the date of this presentation with respect to future events, and we assume no obligation to update any forward-looking statements except as required by applicable law. The Intensity Therapeutics, Inc. name and logo are our trademarks. We also own the service mark and the registered U.S. trademark for DfuseRx. The trademarks, trade names and service marks appearing in this presentation are the property of the Company. We have omitted the ® and ™ designations, as applicable, for the trademarks named in this presentation.

# OFFERING SUMMARY

Intensity THERAPEUTICS

| Issuer | Intensity Therapeutics |
|---|---|
| Symbol | INTS |
| Intended Listing Exchange | NASDAQ Capital Market |
| Offering Size | $17.25 Million (includes 15% overallotment) |
| Securities Offered | 2.14 million shares of Common Stock (does not include 15% overallotment) |
| Price Range | $6 – $8 |
| Expected Use of Proceeds | • Phase 3 sarcoma study (IT-03)<br>• Related operating costs associated with SHAO and INT230-6<br>• Development of our second product candidate, INT33X<br>• General corporate purposes and working capital |
| Bookrunner | A.G.P./Alliance Global Partners |

# MANAGEMENT TEAM:
## EXTENSIVE ONCOLOGY AND DRUG DEVELOPMENT EXPERIENCE

Intensity Therapeutics



Founder, CEO

Lewis H. Bender, *MIT ChE, MS, MA, MBA*

- CEO, CTO, VP, BD & Manufacturing: Emisphere
- CEO: Genomic testing, Interleukin Genetics
- Roche, Manufacturing
- Drug delivery expertise Preclinical through Phase 3
- Public biotech company CEO experience



Chief Medical Officer

Ian B. Walters, *MD, MBA*

- Clinical Development 30+ compounds: BMS, Millennium, PDL, Rockefeller University
- Translational Medicine: Rockefeller At BMS 7+ years: Oversaw oncology protocol review, and IO clin



SVP, Clinical Development

Syed Mahmood, *MD*

- Novartis, GSK and Progenics
- Launches include AZEDRA and PyL, and GSK's/Novartis's Tafinlar, Mekinist, Votrient, Luminespib and Buparlisib



Chief Financial Officer

James M. Ahlers

- Danforth Advisors
- Incardia Therapeutics, CFO
- 25 years, multiple transactions
- Titan Pharmaceuticals, IPO

VP, Project Management



Steve Innaimo

Bristol-Myers Squibb

VP, Regulatory & Quality



Rebecca Drain

Bristol-Myers Squibb

Principal Accounting Officer and Controller



John Wesolowski, *MBA, CPA*

Yale, KMG Main Hurdman

BOARD OF DIRECTORS

Declan Doogan, Ph.D.
Former VP Development Pfizer

Emer Leahy, Ph.D.
CEO Psychogenics

Mark A. Goldberg, MD
Former President & COO of PAREXEL

Lewis H. Bender
CEO Intensity

# INVESTMENT HIGHLIGHTS

## Localized Cancer Kill Leading to Immune Activation and Extended Survival

- Novel drug product candidate (INT230-6) containing cytotoxic agents with a unique amphiphilic diffusion enhancing molecule
- **Favorable safety with efficacy; 115 patients treated through September 30, 2021 – >95% of drug remains in tumor**
- No maximum tolerated dose; adverse events are mostly low grade; clinical proof of concept demonstrated

## Multiple Phase 2 Studies ongoing; Phase 3 Registration Sarcoma Study Designed – FDA alignment 10/14/2021

- Regulatory path to approval in sarcoma and triple negative breast cancer (TNBC)
- **FDA Fast Track designation granted for TNBC**

## Robust IP Position

3 issued, 1 pending US patents: 10,888,618; 9,636,406; 9,351,997: 100% owned by Intensity (INTS)

- 11 issued foreign patents with 5 pending

## Platform Validated Through Partnerships

- Awarded CRADA by the National Cancer Institute (NCI)
- Phase 2 trial with two Canadian Centers of Cancer Research
- **Clinical collaborations testing INT230-6 with world leading immunotherapies Merck's Keytruda® & Bristol-Myers Squibb's Yervoy®**

KEYTRUDA® (pembrolizumab) Injection 100 mg

YERVOY™ (ipilimumab)

# MULTIPLE LATE STAGE PIPELINE PROGRAMS
## CLINICAL PROGRAMS ACROSS "COLD" AND "HOT" CANCERS, METASTATIC AND PRESURGICAL SETTINGS

Intensity THERAPEUTICS

Multiple Ongoing Phase 2 Studies or Cohorts; Phase 3 Programs Designed and Discussed with FDA

CLINICAL

| INT230-6 | PRECLINICAL / PHASE 1 / PHASE 2 / PHASE 3 | |
|---|---|---|
| Advanced Soft Tissue Sarcoma | INT230-6 randomized Phase 3 to begin in 2022 | Phase 3 start expected 2H 2022 |
| Early-Stage Breast Cancer | The INVICIBLE Study: INT230-6 pre-surgical local or regional disease | Randomized Controlled—<br>Study data read-out mid 2022 |
| Colorectal, Bile Duct, Pancreatic Squamous cell cancers | Combo with Merck's Keytruda® (non-immunogenic "cold tumors") | Data 2022 |
| Sarcoma, Breast, Hepatic Cancers | Combo with + BMS' Yervoy® | Data 2022 |
| INT230-6 TNBC* (Neoadjuvant) | Randomized Controlled | Phase 2 study start expected 2022 |
| INT230-6 TNBC* (Metastatic) | Randomized Controlled | Phase 2/3 study start expected 2023 |

*TNBC is triple negative breast cancer

# OUR DELIVERY TECHNOLOGY IS BASED ON A PROVEN SCIENCE
## AMPHIPHILIC MOLECULES ARE SOLUBLE IN FAT AND WATER SIMULTANEOUSLY

Intensity THERAPEUTICS

Technology First Developed for Oral Semaglutide Tablets (Rybelsus)

---

Intensity's ISSUED patents claim use with therapeutic agents for intratumoral delivery

Intensity has patent protection in 37 countries

Intratumoral drug dispersion & diffusion leads to anti-cancer efficacy.

1. Drug saturates tumors
2. Cancer cells die and create personalized "antigen" from the tumor
3. Antigen induces a systemic, anti-cancer immune activation
4. Extended survival and favorable safety observed



Wake Up to the Possibilities With RYBELSUS®
RYBELSUS® is a prescription medicine for adults with type 2 diabetes that, along with diet and exercise, may improve blood sugar.
LEARN ABOUT RYBELSUS®

EMISPHERE WAS ACQUIRED BY NOVO NORDISK FOR

**$1.8 BILLION**

IN NOVEMBER 2020

# DFUSERX$^{SM}$ PROPRIETARY DRUG DISCOVERY PLATFORM
## PRODUCT CANDIDATE: INT230-6 – CONTAINS PROVEN ANTI-CANCER AGENTS

### INT230-6: designed for intratumoral (IT) use; scaled-up, stable, reproducible

INT230-6 vials contains the amphiphilic agent (SHAO) with 2 potent cytotoxic drugs



Amphiphilic Molecule SHAO

### CISPLATIN

- **Direct killing**: Binds to DNA to cause apoptotic cell death
- **Immune effects**: Attracts and binds
- T-Cells via TL9 receptors

*Clin Cancer Res; 20(11) June 1, 2014*

### VINBLASTINE

- **Direct killing**:
  Destroys tubulin to stop replication
- **Immune effects**: induces dendritic cell maturation

*Cancer Res; 2009 Sept 1: 69(17): 6987-6994*



# INT230-6: A UNIQUE, ANTI-CANCER THERAPY

## 100% WATER SOLUTION THAT DISPERSES, DIFFUSES AND IS HIGHLY RETAINED IN TUMORS – DOES NOT HARM HEALTHY TISSUE

Intensity THERAPEUTICS

Human pancreatic cancer in mouse model

*Tumors contain high percentages of fat and are under high pressure

**CYTOTOXICS DRUG**
+ dye in water



Drug **NOT** absorbed
TUMOR
TUMOR cut in half
Significant drug leakage
Little to no drug dispersion in all tumors tested

**INT230-6**
+ dye in water



INT230-6: Fully absorbed
TUMOR
TUMOR cut in half
No leakage
Significant dispersion in all tumors tested

Published
International Journal of *Molecular Sciences*

**Dose is set by a tumor's volume or diameter**

# CLINICAL STUDIES AS OF SEPTEMBER 30, 2021

## Attacking the Tumors – Sparing the Patient

**RESULTS AS OF 9/30/2021**

- METASTATIC REFRACTORY CANCERS: 95 PATIENTS TREATED
- EARLY-STAGE BREAST CANCER: 20 PATIENTS TREATED

# DATA SHOWS INCREASED MEDIAN OVERALL SURVIVAL
## IN PATIENTS WITH PROGRESSIVE CANCER FOLLOWING ALL APPROVED TREATMENTS

Kaplan Meier survival estimates are as follows:

All Mono, n=53

- Subjects dosed INT230-6 alone* shows ~55% alive at 1 year
- *Typical mOS in Phase 1 trials is 3 to 6 months^.*

Mono dosed >40% total tumor burden (TTB), n=39

- Subjects dosed to >40% of TTB shows ~67% alive at 1 year

Mono dosed <40% TTB, n=14

- Subjects dosed to <40% of TTB shows less than 50% alive at 96 days ~3.2 mon

The dose per total tumor burden is important for survival

- Blue to Green Curves: Hazard Ratio 0.104 Confidence Interval (0.04, 0.29) log rank p=0.000013

A KM estimate of subjects receiving the pembrolizumab + INT230-6 combination indicates ~55% are alive at one year (n=16)

***^ Ref. on Phase 1/2 basket studies, see Chau, N., BMC Cancer volume 11, Article number: 426 (2011)***

*Note: The distribution of cancers types for mono is different from the combo with Pembro*

Data with cut-off of July 31, 2021

Kaplan Meier estimates of INT230-6 monotherapy patients



100%
80%
60%
40%
20%
0%
Survival Probability
0
50
100
150
200
250
300
350
400
Days
>40% (N=39)
Mono all (N=53)
<40% (N=14)
Mono dosed >40% TTB, n=39
Mono dosed <40% TTB, n=14
All Mono, n=53
Censored

**INT230-6 alone subjects with reported total tumor burdens >2 cc and <700 cc.*

# INT230-6 CAUSES TUMORS TO BECOME HIGHLY NECROTIC
## A CASE FROM OUR METASTATIC STUDY

**PATIENT: Multiple surgeries, radiation, chemotherapy**
- (Jan '18), Two 10 $cm^3$ deep nodules appear in upper arm
- **MD's Recommendation: Total arm and shoulder amputation**

Subject received 4 doses of INT230-6 equal to 100% of his tumor volume

First tumor scan showed increase in necrosis, inflammation and size



On March 18, 2018
After four doses of INT230-6
Monotherapy
On May 15, 2018

Darker contrast indicates increased tumor necrosis

Necrosis and response seen in several cancers

- Adrenocortical
- Breast
- Chordoma
- Colon
- Head and Neck
- Lung
- Sarcoma
- Squamous cell

# PHASE 2 INVINCIBLE STUDY: NECROSIS ACHIEVED IN PROLIFERATING EARLY, INVASIVE BREAST CANCER (WHOLE TUMOR RESECTIONS)

## DOSE DEPENDENT DIFFUSION AND HIGH PERCENTAGE OF TUMOR KILLING OBSERVED

**Patient #14:**
3.9 cm invasive ductal cancer: Grade 3 (high grade): ER+PR+Her2+ 2 injections

May 6 — Injection #1: Dose 7.4 cc
May 13 — Injection #2: Dose 14.8 cc
May 20 — Surgery



Final Pathology (significant necrosis ~85%)

**Patient #20:**
4.4 cm invasive lobular cancer: Grade 2 (intermediate grade): ER+PR+Her2-

May 27 — Injection #1 (only) Dose 21.3 cc
June 16 — Surgery



Final Pathology (significant necrosis ~95%) cancer is mostly ghost cells

Legend: ····· Tumor Extent; ····· (red) Extent of Necrosis within Tumor

# IMMUNE ACTIVATION OBSERVED IN MULTIPLE CANCER TYPES AT 28 DAYS
## MODIFICATION OF THE TUMOR MICROENVIRONMENT OBSERVED

Intensity THERAPEUTICS

### Biopsies taken on day 0 and 28
### INT230-6 dosed twice: Day 0 and Day 14

IHC staining of biopsied tissue:

| | Pre-dose (Day 0) | 28 days after first dose |
|---|---|---|
| Breast cancer |  |  |
| Sarcoma |  |  |

Dense dark blue areas of active cancer; few immune infiltrates

Less dense areas of cancer with immune infiltrates

Dense dark blue areas of active cancer; few immune infiltrates

Less dense areas of cancer with immune infiltrates

| Marker | Color |
|---|---|
| CD4 | Green |
| CD8 | Yellow |
| FoxP3 | Orange |
| DAPI | Blue |

- **Blue color indicates live cancer, DAPI; Green & yellow indicates immune cells**

Multiplex IHC shows:

- Decrease in markers of cancer cell proliferation (Ki67)
- Decreases in cells that inhibit the immune system (FoxP3 Treg)
- Increase throughout the tumor in active immune T cells (CD4+ and CD8+)

# POTENTIAL TREATMENT OF ADVANCED SARCOMA
## HIGH UNMET MEDICAL NEED – SIGNIFICANT MARKET POTENTIAL

Intensity Therapeutics

### 19 metastatic sarcoma subjects treated as of July 31, 2021

- Sarcomas are cancers of soft tissues such as fat, muscle, nerves, (STS) and bone (osteosarcoma)
- 12,000 are diagnosed per year in the U.S
- Cardiotoxic anthracycline drugs are 1st treatment
- Sarcoma patients' survival prognosis is poor:
  *median overall survival (**mOS) is 3 to 8 months** in P1/2
  * mOS of 2nd/3rd line therapy is 11 to 14 months

| Demographic | Value |
|---|---|
| Median number of prior therapies | 3 |
| Sarcoma types Treated in our trial | 4 Leiomyosarcoma, 3 Liposarcoma, 3 pleomorphic sarcomas, 3 chondrosarcoma, and 2 spindle cell sarcoma, 1 each of osteosarcoma, myofibroblastic sarcoma, desmoid type, Kaposi sarcoma |

# DECREASED TUMOR VOLUME SEEN POST-TREATMENT DESPITE INCREASE IN DIAMETER

## RECIST/iRECIST MAY NOT BE A GOOD METRIC FOR EFFICACY USING OUR TECHNOLOGY

Change in diameter of 6 sarcoma subjects' injected tumors after treatment with INT230-6



30%
20%
10%
0%
-10%
-20%
-30%
-40%
Percent Change in Diameter
Days from First Assesment
0
100
200
300
400
500
600
001-010-T-2-I
002-019-T-1-M
002-019-T-2-M
002-026-T-2-M
002-030-T-1-P
004-005-T-2-M
010-001-T-1-M
010-001-T-11-M
010-001-T-12-M
010-001-T-13-M
010-001-T-14-M

A highly absorbable drug fluid potentially inducing immune infiltrates could increase tumor diameter

Change in volume of 6 sarcoma subjects' injected tumors after treatment with INT230-6



10%
0%
-10%
-20%
-30%
-40%
-50%
-60%
-70%
Percent Change in Volume
Days since First Assessment
0
100
200
300
400
500
600
001-010-T-2-I
002-019-T-1-M
002-019-T-2-M
002-026-T-2-M
002-030-T-1-P
004-005-T-2-M
010-001-T-1-M
010-001-T-11-M
010-001-T-12-M
010-001-T-13-M
010-001-T-14-M

*Match the color of each tumor's line in the left graph (change longest diameter over time) to the same color in the right graph to view that tumor's change in volume*

# IT INT230-6 EXTENDS SURVIVAL COMPARED TO HISTORICAL PHASE 1/2 RESULTS
## ADVANCED SOFT TISSUE SARCOMAS (aSTS) – KAPLAN MEIER (KM) ESTIMATES

- **Blue curve (n=19)** all patients **~50% alive at 1 year**
- **Orange curve (n=15) all** patients dosed >40% of TTB, **~60% alive at 1 year**
- **Yellow curve (n=7)** patients dosed >40% of TTB with INT230-6 alone **~60% alive at 1 year**
- **Purple curve (n=8)** patients dosed IT INT230-6 + IV IO (Yervoy) **~80% alive at 1 year** (data immature)

**TTB is the Total Tumor Burden at enrollment**



Kaplan Meier estimates aSTS patients
100%
80%
60%
40%
20%
0%
Survival Probability
0
100
200
300
400
Survival Days
All, n=19
All dosed >40% TTB, n=15
Mono dosed >40% TTB, n=7
INT230-6+Checkpoint Inhibitor dosed >40% TTB, n=8

Data as of July 31, 2021

**For historical survival data in Phase 1/2 sarcoma see Subbiah, V Scientific Reports | 6:35448 | DOI: 10.1038/srep35448*

*Note: Data for INT230-6 with Checkpoints is immature as many subjects were recently enrolled.*

# PHASE 3 TRIAL DESIGN FOR INT230-6 IN SOFT TISSUE SARCOMA (STS)

## EXPECTED TO OFFER SURVIVAL IMPROVEMENT VS CURRENT 2ND AND 3RD LINE SOC

- Intent to treat (ITT) population: all STS
- Size: N=331
- Enrollment: 2:1 INT230-6 to standard of care
- INT230-6 dosed every 2 weeks for 5 doses with maintenance treatments

## Two Interim Analyses:

1. At 50% of events needed for final analysis
2. At 75% of events needed for final analysis

Achieved alignment on study design with FDA

Median OS Curve for STS standard of care drugs and projected INT230-6 in Phase 3


INT230-6 curve from
Phase 2 data
Probability of Survival
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
0
5
10
15
20
25
30
35
40
45
Months
Dacarbazine
Eribulin
Trabectedin
Pazopanib
Eribulin(Lipo)
Weighted Average (.3 Tr, .3 Pa, .4 Er)
INT230-6 modeled from P2 data

*Standard of care drug references:*
*Trabectedin: Cancer. 2019 Aug 1;125(15):2610-2620*
*Eribulin: Lancet. 2016 Apr 16;387(10028):1629-37*
*Pazopanib: Lancet. 2012 May 19;379(9829):1879-86*

# PLATFORM VALIDATED BY WORLD LEADING PARTNERSHIPS

Intensity THERAPEUTICS

## RESEARCH

NIH NATIONAL CANCER INSTITUTE

MERCK

OICR Ontario Institute for Cancer Research

Bristol Myers Squibb™

The Ottawa Hospital Research Institute | L'Hôpital d'Ottawa Institut de recherche

## CLINICAL TRIAL SITES

JOHNS HOPKINS MEDICINE THE SIDNEY KIMMEL COMPREHENSIVE CANCER CENTER

Keck Medical Center of USC Keck Medicine of USC

FOX CHASE CANCER CENTER TEMPLE HEALTH

COLUMBIA COLUMBIA UNIVERSITY HERBERT IRVING COMPREHENSIVE CANCER CENTER

UMassMemorial

UHN Princess Margaret Cancer Centre

HOUSTON Methodist LEADING MEDICINE

# MULTIPLE UPCOMING MILESTONES 2021 to 2023

| MILESTONES | | TIMING |
|---|---|---|
| Society for Immunotherapy of Cancer (SITC) 2021: Report safety and efficacy data of monotherapy and I/O combinations | ✔ | Q4 2021 |
| Connective Tissue Oncology Society (CTOS 2021): Oral podium presentation of INT230-6 in Sarcoma | ✔ | Q4 2021 |
| San Antonio Breast Cancer Symposium (SABCS): Reported safety and efficacy with and w/o pembrolizumab | ✔ | Q4 2021 |
| Report Phase 2 INVINCIBLE Study data | | 1H 2022 |
| Report interim IT-01 data on combination with Keytruda | | 1H 2022 |
| Report interim IT-01 data on combination with Yervoy | | 1H 2022 |
| Initiate randomized Phase 3 international study of INT230-6 in the $2^{nd}/3^{rd}$ line sarcoma setting | | 2H 2022 |
| Initiate randomized Phase 2 international study of INT230-6 in neoadjuvant TNBC | | 2H 2022 |
| Initiate randomized Phase 2/3 study of INT230-6 in mTNBC | | 1H 2023 |
| Report Phase 2 neoadjuvant TNBC results | | 2H 2023 |

# CAPITALIZATION TABLE PRE AND POST IPO

| Security Type | Pre-IPO # of Shares | Post IPO[1] |
|---|---|---|
| Common – Lewis H. Bender (Founder) | 4,000,000 | 4,000,000 |
| Common – Prior holder | 2,820,211 | 2,820,211 |
| **Subtotal of Common Shares Prior holders** | **6,820,211** | **6,820,211** |
| New Share holders | - | 2,142,858 |
| **Subtotal of Common Shares New holders** | **-** | **2,142,858** |
| Preferred shares convertible to Common Shares at 1:1 at IPO | 8,249,719 | 8,249,719 |
| Convertible Note | - | 381,265 |
| **Subtotal of Preferred Shares & Convertible Note** | **8,249,719** | **8,630,984** |
| | | |
| 1. Assumes $10 per share IPO price **Total Outstanding Shares** | **15,069,930** | **17,594,053** |

Does not include:

- 646,500 shares of common stock reserved for future issuance upon exercise of the outstanding warrants, at a weighted average exercise price of $3.00 per share, 568,974 of which are exercisable on September 30, 2021, at a weighted average price of $2.68 per share; and
- 1,822,500 shares of common stock issuable upon the exercise of stock options outstanding under the 2013 Plan at a weighted average exercise price of $4.28 per share, 1,152,250 of which are exercisable on September 30, 2021, at a weighted average exercise price of $3.52 per share

# INTS INVESTMENT SUMMARY

Experienced Oncology Drug Development Management Team

Novel Technology to Kill Cancer and Activate the Immune System; Extended Patient Survival

**Favorable safety; 115 patients treated as of September 30, 2021**

On-going Phase 2 Studies; Phase 3 Registration Study Designed in Sarcomas with FDA Alignment

**FDA Fast Track designation granted in TNBC**

Robust IP Position (100% INTS owned)

**3 US patents, 11 issued foreign patents with 5 pending; Protection in 37 Countries and all Major Markets**

Platform Validated Through Partnerships

**Clinical collaborations with world leading Cancer Research Organizations**

NIH NATIONAL CANCER INSTITUTE | OICR Ontario Institute for Cancer Research | MERCK | Bristol Myers Squibb

# INTENSITY THERAPEUTICS

## A NEW WEAPON
## TO TREAT CANCER

Contact
Investor Relations Contact:
Rx Communications Group
Michael Miller
(917)-633-6086
mmiller@rxir.com

Thank you!